CCMI FUNDS

                            Shareholder Services Plan
                      (as amended effective August 1, 2003)

     This Shareholder Services Plan ("Plan") was adopted as of this 1st day of September, 1994, by the Board of Trustees of CCMI Funds (the "Trust"), a Massachusetts business trust, with respect to certain classes ("Classes") of the portfolios of the Trust (the "Portfolios") set forth in exhibits hereto.

     1. This Plan is adopted to allow the Trust to make payments as contemplated
herein  to  obtain  certain  personal  services  for  shareholders   and/or  the
maintenance of shareholder accounts ("Services").

     2. This Plan is designed to compensate broker/dealers and other participating financial institutions and other persons ("Providers") for providing services to the Trust and its shareholders. The Plan will be administered by Unified Financial Securities, Inc. ("UFS"). In compensation for the services provided pursuant to this Plan, Providers will be paid a monthly fee computed at the annual rate not to exceed .25% of the average aggregate net asset value of the shares of the applicable Portfolio held during the month.

     3. Any payments made by the Portfolios to any Provider pursuant to this Plan will be made pursuant to a "Shareholder Services Agreement" entered into by UFS on behalf of the Trust and the Provider. Providers which have previously entered into "Shareholder Services Agreements," "Administrative Agreements" or "Rule 12b-1 Agreements" with Federated Securities Corp. may be compensated under this Plan for Services performed pursuant to those Agreements until the Providers have executed a "Shareholder Services Agreement" hereunder.

     4. The Trust has the right (i) to select, in its sole discretion, the Providers to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Shareholder Services Agreement.

     5. Quarterly in each year that this Plan remains in effect, UFS shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan.

     6. This Plan shall become effective (i) after approval by majority votes of: (a) the Trust's Board of Trustees; and (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan or in any related documents to the Plan ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan; and (ii) upon execution of an exhibit adopting this Plan.

     7. This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Classes added pursuant to an exhibit during the initial year of the Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Trust's Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Trustees as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 6(ii) above and will continue in effect until the next annual approval of this Plan by the Trustees and thereafter for successive periods of one year subject to approval as described above.

     8. All material amendments to this Plan must be approved by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on it.

     9. This Plan may be terminated at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the Trust as defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended.

     10. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

     11. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 9 herein.

     12. This Plan shall be construed in accordance with and governed by the laws of the State of Indiana.